Exhibit 99.1

SB Financial Group, Inc.

Third Quarter 2023 Financial Results Conference Call Script

October 31, 2023

Sarah / Speakers call-in #: 888-338-9469

Operator:

Good morning and welcome to the SB Financial “Third Quarter 2023 Conference Call and Webcast.” I would like to inform you that this conference call is being recorded and that all participants are in a “listen only” mode. We will begin with remarks by management and then open the conference up to the investment community for questions & answers. I will now turn the conference over to Sarah Mekus with SB Financial. Please go ahead, Sarah.

Sarah:

Good morning, everyone. I would like to remind you that this conference call is being broadcast live over the Internet and will be archived and available on our web site at ir.yourstatebank.com. Joining me today are Mark Klein, Chairman, President and CEO and Tony Cosentino, Chief Financial Officer.

Today’s presentation may contain forward-looking information. Cautionary statements about this information, as well as reconciliations of non-GAAP financial measures, are included in today’s earnings release materials as well as our SEC filings. These materials are available on our website, and we encourage participants to refer to them for a complete discussion of risk factors and forward-looking statements. These statements speak only as of the date made, and SB Financial undertakes no obligation to update them.

I will now turn the call over to Mr. Klein.

Mark:

Thank you, Sarah, and good morning, everyone.

Highlights for the quarter include:

●	Net income of $2.7 million, down from both the linked and prior year quarters as funding costs and lower mortgage volume have impacted profitability;

●	Pre-tax, Pre-provision return on average assets of 96 basis points, with return on tangible common equity of 10.8 percent;

●	Total interest income of $14.8 million was up $3.0 million or 25.8 percent from the prior year and up $390 thousand or 10.8 percent annualized from the linked quarter;

●	Loan balances were higher from the linked quarter by just $4.2 million but have now risen nearly $64 million or 7 percent over the prior year quarter. Our markets in Ft. Wayne and Columbus were the catalysts, growing 29 and 15 percent respectively;

●	Deposits were higher by $14.1 million or 5.2 percent annualized compared to the linked quarter and remained steady to the prior year; albeit with higher funding costs that rose from 0.46 % to 1.76%;

●	Loan to deposit ratio of 91.1 percent, our 2nd consecutive quarter above 91 percent and higher by nearly 6 basis points from the prior year;

●	Operational liquidity of nearly $500 million, that is 35 percent of total assets and sufficient to meet all of our growth needs, and notably we have not needed, at any time, to access the Federal Reserve’s Term Funding program:

●	Expenses were slightly higher than the run rate this quarter that Tony will touch on as we had some non-recurring items that impacted results;

●	Mortgage origination volume, while lower than the linked and prior year quarters did show a very high level of sold volume at 88 percent;

●	Capital levels remain strong, with Tier 1 leverage of 11.0 percent, Common equity Tier 1 of 13.6 percent and Total Capital of 14.8 percent;

●	Customer deposits for the Company that are below the FDIC insured threshold were nearly 84 percent of total deposits and when we exclude any collateralized deposits, that level increased to 89 percent;

●	And, asset quality metrics remained strong, with delinquency levels at 33 basis points and YTD net charge-offs of only 1 basis point;

We continue to concentrate on our five key initiatives.

●	Revenue Diversity-net-interest income with fee-based revenue from business-line “complements”

●	More scale with Organic growth

●	Deeper relationships within each household

●	Operational excellence

●	And …. asset quality

First, revenue diversity.

●	The mortgage business line has been under significant pressure this year from not only higher rates, but also the lack of inventory in most of our markets. This quarter was reflective of not only the new lower activity but also the ongoing size of our pipeline. The expectation is that the $15 to $20 million per month level of volume will continue for the majority of the next six months. We have, as previously indicated, been actively moving away from residential portfolio growth by changes to pricing with an emphasis on shorter duration products. It was encouraging that we sold 88% of our production in the quarter and the yields on those sales were in line with what we achieved in the last four quarters.

●	Despite the headwinds that all banks have encountered this year, including us, quarterly non-interest income has remained fairly stable. Our $4.2 million this quarter was up slightly to the prior year, but down slightly from the linked quarter. We have settled into a 30% level of fee income to total revenue, which while down from our very high historical levels of high 30s to low 40s, would still place us well into the top quartile of our peer group. As we look at our YTD results, the negative impact from the Mortgage business line, with $1.2 million of OMSR impairment and an additional $900 thousand due to lower gain-on-sale, has overshadowed a decent year in other fee-based business lines.

●	We remain committed to our Title Insurance business and despite the obvious headwinds from the Residential sector, we are pleased with the progress we have made this year in making Peak Title the “1st choice” for clients in our markets. For the current year, our State Bank commercial team has delivered over $145 thousand in revenue or 11 percent of Peak’s total revenue for the year, which is over double the commercial revenue from the prior year. This commercial contribution is nearly as high as our internal residential contribution for the year. We continue to emphasize the quality and capacity of our Peak business line to all of our clients. As I indicated in our second quarter webcast, our goal continues to be to generate 50% of Peak’s revenue, all else remaining constant. This quarter State Bank delivered 34% of Peak’s revenue and now claims 30% year-to-date.

●	We spent the majority of this quarter integrating our new wealth management leader, mitigating the loss of a prior wealth advisor, remaining connected with our current Wealth Management clients and developing new contacts as well. However, revenue growth has been challenged by the downward pressure in the equity markets and our need to identify more wealth advisors. Regardless, this business line continues to deliver a stable $3.7 to $4.0 million in annual revenue and continues to provide us a competitive advantage over our community bank Peers. It remains a great compliment to our Private banking and Commercial customer bases and helps ensure that we are providing our clients a comprehensive solution to all of their financial needs.

Our second key initiative…more scale.

●	Loan growth from the linked quarter rose slightly, and as I previously stated, consecutive quarter-over-quarter growth dating back seven quarters has been a notable achievement in our overall balance sheet growth. We understand that growth will become more difficult as we look out to a potentially, further slowing of the economy. Faced with that scenario, our response will be to work twice as hard to deliver the same or better results. By doubling our calling efforts to our clients as well as prospects that are tied to our competitors, a number of whom have stepped back from lending, we expect that when the economy does turn, we will be better positioned to achieve pre-pandemic levels of loan growth.

●	Growing deposits from the linked quarter was a key metric for us this quarter and we have worked extremely hard this past year to maintain our deposit levels on par with the prior year. We have given our bankers the flexibility to elevate every deposit conversation with clients to ensure we are keeping and growing these relationships. Obviously, maintaining that deposit level has come at a reduction of our Net Interest margin with our YTD deposit cost-of-funds up 101 basis points from the prior year. Keeping that rise less than the increase in our earning asset yields, that have increased 119 basis points, does feel like an accomplishment in this challenging environment.

Third is our strategy to develop deeper relationships—more scope.

●	We closed just under $1 million in SBA loans this quarter and thus far in 2023 we have originated $7.4 million. That production, which we anticipate will approximate $10 million for this year, is certainly less than our capacity and well below the goals we have for this very profitable sector. With the increases in the prime lending rate, we intend to adjust our traditional pricing model to drive portfolio balances and revenue, higher. Fortunately, we are often able to attract the entire deposit relationship with new SBA credits. Also, when coupled with our strong credit culture and the added safety net of the government guarantee, asset quality elevates and revenue stabilizes. We expect to expand our 4Q successes to provide the impetus to a stronger 2024 in the SBA arena.

●	As we have discussed in prior quarters, our investment in technology to help us better identify and target clients for business expansion, continues. We are in the midst of our SalesForce integration project, and we are confident that both our Corporate Sales Champion and consultive approach with each client will bring us closer to a bigger bank process with a community bank feel. As a result, we have accelerated sales training for each staff member with a focus to retain 100 percent of our current clients and deliver a strong, community-bank brand for prospects.

Operational excellence remains our fourth key theme.

●	Operating expense was up just slightly in the quarter as we had some check fraud and some other portfolio non-recurring items. A large portion of our expense base is variable and tied to the number of units produced in our SBA and mortgage business lines. As those volumes have declined, the associated compensation levels are also down. We have also taken steps to reduce the fixed costs of both of those areas by reducing support staff and shifting responsibilities to departments with excess capacity. In fact, from the prior year, total FTE is down 17 or 6 percent, reflective of those impacts. Beginning in the fourth quarter, we will identify initiatives to drive our efficiency ratio lower. That said, we expect that our 4th quarter expense level will reflect a more efficient run rate near the $10 million per quarter range.

Our fifth and final key initiative is asset quality

●	Charge-offs were again low this quarter at just $5 thousand and for the year we’ve have had just $88 thousand in charge-offs, which equates to just 1 basis point of total loans. In fact, we have to go back 13 quarters to identify a period with net charge-offs exceeding $65 thousand. In addition, our reserve coverage of non-performing loans at 474 percent gives us great comfort moving forward that our asset quality is strong, stable and prepared to address any additional weaknesses in the economy.

●	We had a slight uptick in delinquencies from the linked quarter, which were all in the under 60-day category. The clients involved in the increase are now current, and we would expect that when we report our 2023, year-end delinquencies, they will be back in the mid 20-basis-point range. We also do not anticipate having any material level of delinquencies in the near-term in the portfolio, outside of identified non-performing credits.

Tony will now provide greater detail on the quarter.

TONY:

Thanks Mark, and good morning, everyone. Again, for the quarter, we had GAAP net income of $2.7 million with EPS of $0.39 per share. Pretax, pre-provision earnings, adjusted for the OMSR recapture for the nine-month period are up $550 thousand or 5.6 percent from the prior year nine-month period:

Highlights of the income statement this quarter:

●	Total margin income has declined for the quarter from both the linked and prior years despite very strong growth in interest income, in excess of 25 percent, as the significant accumulation of funding costs impacted the total margin. Our margin ended the quarter down seven basis points from the June quarter and down 37 from the prior year 3rd quarter. However, we have seen some stabilization in our margin with declines in the past three quarters of 25, 20 and now 7 basis points. We anticipate that the 4th quarter will likely be the low point in our margin, with the expectation that in 2024 we will start to see some slow improvement.

●	In addition to the shift in the mix of assets away from securities to loans, increases in asset pricing have driven earning asset yields higher in every quarter this year and they are higher by 89 basis points compared to the 3rd quarter of 2022. Loan yields have increased by the same level as new volume and contractual repricing have stayed consistent to market movements in the rate curve.

●	This quarter, our margin betas have followed the pattern of the last two quarters in that our funding betas are exceeding the repricing betas on our earning assets. Specifically, the deposit and total cost of funding betas were 89 and 87 respectively. These are approximately 1.5 times higher than the loan and earnings asset betas, which are 60 and 56. Since the Federal Reserve began the rate increasing cycle, the betas for both sides of the balance sheet are nearly neutral, with the earning asset beta at 31 and the cost of funds beta at 28.

●	Our level of fee income to average assets remained even to both the linked and prior year quarter at 1.2 percent and as Mark pointed out has stabilized at the 30 percent level relative to total revenue. We track our coverage of non-interest expense to assets by non-interest income to assets every quarter. In a perfect world driving that coverage to zero is ideal, but we understand extremely difficult. This quarter at negative 1.9 is part of an improving trend in this metric for this calendar year as we have adjusted operating expense to reflect lower levels of fee income, especially in the mortgage business line. Although this quarter did show some positives in Residential mortgage, especially our level of sold loans and that our gain on sale percentage of 2.2 percent, is in line with the linked and prior year quarters. Our ability to hedge the pipeline coupled with our historically high pull-through rate of mortgage clients of near 90 percent, has allowed us to command very good loan sale yields despite a tough secondary market. We do, however, expect the next six months in the mortgage business to be difficult with total origination levels of roughly $100 million. This would mark our lowest origination level in a number of years but is reflective of the near 8 percent rate mortgage market. As rates potentially stabilize into 2024, our consistency in the market should allow us to quickly return to higher origination levels.

●	Despite the slight uptick in total expense this quarter, our trendline to drive annual operating expense below the $41 million dollar level remains on track. We have reduced operating costs on consultants and are adjusting operating hours in our retail locations, which have contributed further to the FTE reduction that Mark has previously outlined. Compensation and benefits as a percentage of total expense was 52.4 percent this quarter down from 56.4 percent in the 3rd quarter of 2022, with compensation per employee rising 2.9 percent annually, reflecting lower commission levels and our concerted efforts to manage employment costs effectively.

Now, turning to the balance sheet:

●	The total size of our balance sheet experienced a slight decline from the linked quarter due to marginal loan growth, with our levels of cash and securities declining. Securities as a percentage of total assets continued their reduction in the quarter as they are now just 16.0 percent of total assets. This compares to 17.0 and 18.7 percent for the linked and prior year quarters. Regular amortization and some small paydowns in the investment portfolio have brought the balance down to near the $200 million level. Encouragingly, the deposit growth in the quarter, enabled us to pay down more high-priced REPOS and FHLB borrowings by over $26 million or 25 percent from the linked quarter. We maintained a stable valuation of our mortgage servicing rights, which stood at 118 basis points. The servicing rights balance increased to $13.9 million with the serving portfolio now at $1.37 billion, up just slightly to the prior year.

●	We continue to have very strong capital levels as Mark highlighted. Our Common Equity Tier 1 ratio stands at 13.6 percent and even with adjusting for AOCI, the level remains robust at 10 percent. Tangible book value per share is higher slightly compared to the prior year and when we adjust for the AOCI impairment, our tangible book value per share would be $18.92 per share, which is up 3.5 percent from year end 2022. Our share buyback continued in the quarter, although volume was down compared to our historical buyback run-rate, per quarter. Specifically, this quarter we repurchased 44,000 shares at an average price of $14.02, or less than 85 percent of book value and just slightly higher than our tangible book.

Our loan loss allowance was stable in the quarter reflective of both minimal provision and charge-offs. Due to the small increase in loan balances, our reserve to loans remained flat to the linked quarter at a healthy 1.60 percent. Compared to the prior year, we have increased our reserve percentage by 11 basis points. Our criticized and classified loans were relatively stable compared to the linked quarter and now stand at $9.7 million, a decrease of $3.1 million or 24.2 percent from the prior year.

●	As I wrap up my comments, just a reminder that our adjusted pretax, pre-provision earnings for the nine-month period, would be higher than last year by nearly 6 percent.

I will now turn the call back over to Mark.

Mark:

Thank you, Tony.

●	We continued our consistent pattern of raising our common divided with our announcement this week of a $0.135 per share common shareholder dividend and for the year we have declared total cash dividends of $0.52 per share or nearly $3.6 million. The total dividend payout ratio for this year will be approximately 30 percent with a current dividend yield of approximately 4.2 percent. And again this quarter, as Tony mentioned, we were buying back our shares in a further effort to return capital to our owners.

●	Dealing with 16 rate hikes since early 2022, including four 25 basis point hikes this year have impacted our rate sensitive business lines of mortgage and SBA significantly. We have adjusted resources where appropriate and will continue to do so moving into the 4th quarter. Our budgeting process for 2024 is revealing in what markets and products we feel will have strength and how our operation will receive more proactive, dynamic management of the margin and non-interest expenses to preserve EPS. \.

Now, I will turn the call back to Sarah for questions.

Sarah:

Thank you, we are now ready for our first question.

Brian Joseph Martin

Janney Montgomery Scott LLC

Good morning, guys. I just thought maybe you could talk a little bit about the kind of the loan pipeline. Just kind of how you're seeing those just given kind of the current market conditions and -- and then kind of just how your markets are performing.

Steven A. Walz

Executive VP & Chief Lending Officer

Brian, this is Steve. We come to 2023 as a bit of a year of acceptance for borrowers as they've gotten used to the new rate reality. So some things we thought we would see come to the floor earlier in this year have been delayed. That said, we do have some optimism for the fourth quarter as some of those projects have come online. Anecdotally, we're hearing from lenders that we're getting more calls spoke. So pipeline seems to be accelerating again as opposed to adjust to the new reality on the rate side, but also seeing an economy that seems to be stabilizing and still showing some resilience is encourage them to proceed with projects before they some trepidation model.

Brian Joseph Martin

Janney Montgomery Scott LLC

Okay. And as far as just kind of your outlook, whether it be fourth quarter, just kind of the next several quarters, I mean, what type of growth rate, I guess, appears, I guess, kind of a near-term bogey as far as what you might be able to see?

Anthony V. Cosentino

Executive VP & CFO

Brian, we're going to end this year probably 6-ish percent when we fully finish. I think as we looked at expectations were -- that's probably the low end of the range that we're looking at in 2024. A lot depends on really the commercial side because, as you know, we've stepped back from the residential as much on portfolio SBA has seemed to show some strength a little bit here in the fourth quarter. We've seen some more looks.

So I'm hopeful that, that number gets to, call it, the 7% to 8% range as we get out, which would be kind of a $70-ish million type total number for the year. And we'll see a lot more as we finish Q4. I think as Steve said, that's going to be pretty instructive in terms of what clients are looking at.

Brian Joseph Martin

Janney Montgomery Scott LLC

Sure. Okay. I appreciate it. And then -- how about just -- I think you talked a little bit on the mortgage production maybe being a little bit lower here over the next couple of quarters. Just big picture, I guess, as we think about full year I guess, can you give any thoughts on just how you're thinking about where that may shake out as far as what you're -- based on kind of extrapolating current trends, what you're seeing today? -- pull a bolt on both volume, I guess, and kind of your -- like you had the benefit this quarter, Tony, more production sold. Just kind of what you're thinking on both fronts.

Anthony V. Cosentino

Right, right. So I think Q4 is probably going to be a $50 million type range of origination. I think we're seeing a little bit our pipeline seems to be in that $18 million to $20 million level. December looks to be dropping off a bit from that. So call that $50 million I would think that's probably still going to be the level as we look at Q1 based upon the forward rate curves and the things that we're looking at.

I do think our level of sales are going to be at a minimum 85% to 90%. We're not seeing the level of portfolio either by the client or anywhere else. I mean I think the clients that are doing mortgage and are interested are focused on fixed rate Freddie Mac saleable product. And we've had a certain -- certainly a back off in our PCG market, which have been incredibly successful for us. in 2021 and into 2022. That certainly has seemed to come off the table quite a bit.

Mark A. Klein

Chairman, President & CEO

Just a follow-up comment, Brian. We do clearly expect that volume to rise again maybe in the latter part of 2024 that maybe we see some improvement in the rate environment and the rate curve. But we clearly have cut some expenses in that back end of that process and positioned ourselves with same number of MLOs we've had from Columbus to Indianapolis to lower Michigan to do that $500 million with no additional cost. So we're prepared to move ahead when the market right side, so to speak, but it's still going to be constrained with potential here and lower inventory, but we're prepared. And since their variable rate on compensation, we're willing to kind of stand pat.

Brian Joseph Martin

Janney Montgomery Scott LLC

Got you. No, that's helpful. And how about just flipping over to the margin for a minute. I think, Tony, you said you kind of indicated that it might reach a bottom here in 4Q and maybe see some stabilization or improvement next year. I guess just -- it sounds like the funding cost pressure is beginning to abate. Just kind of wondering how you're thinking about the benefits on the opposite side with asset repricing, maybe just how much in the way of loans reprice and kind of what trends you're seeing there to kind of give you some stability and/or I guess, expansion next year?

Anthony V. Cosentino

Executive VP & CFO

Yes. I mean it's -- as we all talk about for all of us, it's a million dollar question. I mean, certainly, the variability this year between how fast funding costs have risen, relative to the asset side has slowed down. We were 2x that early in the year. We were 1.5x. We'll get closer to kind of a 1:1, I think, in Q4 of deposit and funding costs rising relative to the earning asset side. I'm hopeful that our discipline will allow the majority of the repricing that we have to flow through. I think it's going to be a big factor in terms of of what calls all those clients are getting as their loans are coming up to reprice and what that's going to do on a relative basis.

But certainly, if you look at the -- just the numbers of our portfolio and how it's repricing it should maneuver its way to be at or slightly above what I anticipate funding costs to be as we move forward. So that's why I'm a bit hopeful for that to approve call it, into 2024.

Brian Joseph Martin

Janney Montgomery Scott LLC

Got you. And just the new production, what yields -- I guess you're kind of getting new production at -- and just -- do you have any sense for -- or I can follow up just on what repricing occurs maybe over the next 12 months? Or if you have the 6 months, I guess, what -- as you think about that loan book?

Steven A. Walz

Executive VP & Chief Lending Officer

Brian, the margin we're seeing now is that $225 to $250 million over the relevant index and we're certainly looking to hold that as loans reprice the banks step back that we think combined with our level of service, we should be able to retain those loans.

Brian Joseph Martin

Janney Montgomery Scott LLC

Got you. Okay. And then just the total repricing, I guess, how much repricing do you have kind of here in the short term or longer term.

Anthony V. Cosentino

Executive VP & CFO

We're probably going to have -- we're traditionally about 15% to 20% on an annualized basis of the entire portfolio. The majority of our portfolio reprices in that 3- to 5-year rate curve duration. So every year, we're probably in that 15% to 20% of total repricing. I think it will be a little bit better than that number percentage-wise in 2024, just because the majority of the things we put on were relatively short term over the past 3 years. That's kind of where the client has been in anticipation of rates coming down.

Brian Joseph Martin

Janney Montgomery Scott LLC

Got you. Okay. And then last one for me, just on credit. Just it sounds like things are still remaining very strong. I mean anything that I guess you're seeing as you come through this quarter. It sounds like the trends in criticized and classified were pretty stable. So leading indicators, at least on the criticized are continuing to remain strong. Just anything that you're more mindful of or you're seeing any stress in within certain areas of the portfolio?

Steven A. Walz

Executive VP & Chief Lending Officer

No, Brian, we've been very satisfied with the performance of our portfolio. We did a deep dive into our CRE portfolio, particularly the investment real estate things that were coming up for in -- and we were very happy with what we saw as far as leases that were in place as well as the ability of those cash flows to withstand the pressure of an increased rate. So we feel pretty good about where the portfolio is right now.

Operator (at the conclusion of the Q&A):

If there are no further questions, I will now turn the call back to Mark Klein.

Mark:

Once again, thanks for joining us this morning.

We look forward to speaking with you in January to discuss our 4th quarter and full-year 2023 results.

Good-bye.